EXHIBIT 10.10.03

AMENDMENT #24 TO BANDWIDTH / CAPACITY AGREEMENT

LIMELIGHT NETWORKS, INC.

September 30, 2009

This is Amendment #24 to the Bandwidth/Capacity Agreement between Global Crossing Telecommunications, Inc., on behalf of itself and its affiliates that may provide a portion of the services hereunder (“Global Crossing”), and Limelight Networks, Inc., (“Limelight” or “Customer”), dated August 29, 2001, as amended (the “Agreement”).

1.	Except as otherwise stated, capitalized terms used herein shall have the same meaning as set forth in the Agreement.

2.	Limelight’s IP Transit Service, identified as Exhibit B (a) under the Agreement, shall be revised to include the following terms:

(1)	Limelight will pay to Global Crossing a non-recurring charge in the amount of [*] (the “Prepayment”) as pre-payment for [*] of IP Transit usage to be billed at a rate of [*] (the “Prepaid Usage”) and to be consumed within the [*] month period beginning on [*] and continuing through [*] (the “Prepayment Term”) and using Average Billing. “Average Billing” will be calculated by taking five-minute traffic samples for each port in both inbound and outbound directions. At the end of a given Billing Cycle, the samples will be added in each category for all Applicable Ports (as defined below), with the resulting sums divided by the total number of samples. The higher resulting figure (inbound or outbound) will be used as the consumption figure against the Prepaid Usage.

(2)	Limelight will remit the Prepayment to Global Crossing which payment must be received by Global Crossing by close of business on or before September 30, 2009 (the “Prepayment Due Date”). The Prepayment will be made by wire transfer of immediately available U.S. funds as set out below. Failure to remit the Prepayment in accordance with this section by the Prepayment Due Date will render this Amendment #24 null and void.

Wire Transfer Instructions (subject to change by Global Crossing)

[*]

[*]

[*]

[*]

[*]

[*]

Special Instructions: For further credit to ___________________________________________

                                               Customer’s Global Crossing Account Number

(3)	The Prepayment does not include taxes, government surcharges and/or regulatory fees. Such charges will be billed monthly in arrears, based on the Prepaid Usage consumed in a particular month, pursuant to the terms and conditions set forth in the Agreement.

(4)	Customer may order and Global Crossing will provide [*] additional ports in locations in [*] and [*], which locations will be mutually agreed on (the “New Ports”).

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(5)	The Prepaid Usage will apply to all of Limelight’s existing IP ports located within [*] and [*] respectively (the “Existing Ports”) as well as the New Ports. The Prepaid Usage will not apply to ports in [*] (the “Excluded Regions”). In the event Limelight desires IP ports in the Excluded Regions, such ports would be provided subject to availability and priced on an individual case basis.

(6)	All Existing and New Ports will have a [*] minimum commitment during the Prepayment Term, or until the Prepaid Usage has been consumed, whichever occurs first, at which time the minimum commitment will be maintained at [*]. After the Prepayment Term, all Existing Ports and New Ports will have a [*] port utilization requirement. Global Crossing reserves the right, upon thirty (30) days written notice, to reclaim any Existing Port or New Port that falls below the [*] port utilization requirement for two (2) consecutive Billing Cycles.

(7)	No refund or credit will be due to Limelight in the event Limelight does not expend the entire Prepaid Usage amount during the Prepayment Term.

(8)	SLA Credits. During the Prepayment Term, the calculation of SLA credits, if any, for the Applicable Ports will be modified as follows: For any impacted port(s), the basis for any SLA credit calculations will be the lesser of: (i) the average monthly billed traffic for the preceding three (3) months, or (ii) the monthly allocated commitment based on the Prepayment, distributed among the ports in service for the month in question, using a weighted calculation to determine per-port allocation. All remaining terms and conditions contained in the Agreement relating to SLAs not amended by this Amendment shall remain in full force and effect. Upon expiration of the Prepayment Term, all SLAs will revert to the standard calculation based on the per-port MRC.

(9)	At the end of the Prepayment Term, or upon consumption of the entire Prepaid Usage, whichever occurs first, unless otherwise agreed to by both Parties, all Existing Ports and New Ports will (i) automatically renew on a month-to-month basis, and (ii) have a [*] minimum commitment across all Ports, billed on an Average Billing basis. At the end of the Prepayment Term or upon consumption of the entire Prepaid Usage, the per-Mbps rate for all usage will be [*].

(10)	Limelight will also pay [*] or the equivalent of [*] Net Present Value based on the three (3) month accelerated payment of [*] by Sept. 30, 2009 by wire transfer of immediately available U.S. funds as set out above. This amount represents payment in full by Limelight for the [*] payment originally due on [*] as set out in paragraph 2 (2) of Amendment 23.

(11)	In cities where Limelight’s aggregate transit bandwidth usage exceeds [*], on a [*], of installed and available capacity, subject to availability, Limelight may order an additional [*] port in such location, and Global Crossing will waive the installation charge.

3.	The offer contained herein will be considered null and void if payment is not received as set out herein.

4.	Nothing in this Amendment should be construed to alter the terms of the Agreement, except as specifically stated herein. Any term or condition modified by this Amendment shall be effective on a go forward basis after the effective date. The balance of the Agreement and any executed amendments or addenda thereto not modified by this Amendment #24 shall remain in full force and effect.

5.	Each individual executing below on behalf of a Party hereby represents and warrants to the other Party that such individual is duly authorized to so execute, and to deliver, this Amendment. This Amendment may be executed in counterparts, each of which when executed and delivered will be deemed an original and all of such counterparts will constitute one and the same instrument. The Parties agree that signatures transmitted and received via facsimile or scanned and electronically delivered shall be treated for all purposes of this Amendment as original signatures and shall be deemed valid, binding and enforceable by and against both Parties. Global Crossing may consider this Amendment null and void if a Customer-executed version is not received by Global Crossing within thirty days of the issue date stated on the first page of this Amendment.

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6.	This Amendment #24 is effective as of the date signed by Global Crossing below.

Global Crossing Telecommunications, Inc.		Limelight Networks, Inc.

By:	/s/ Gregory L. Spraetz	By:	/s/ Doug Lindroth
	Gregory L. Spraetz		Doug Lindroth
	Senior Vice President		CFO

Date:	9/30/09	Date:

AND		AND

By:	/s/ Raymond Moulton	By:	/s/ Philip C. Maynard
	Raymond Moulton		Philip Maynard
	Senior Director—Carrier Finance		CLO

Date:	9/30/09	Date:

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* CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.